Exhibit 99.1

http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems to File Amended Financial Results For Third Quarter 2008 Due to Non-Cash Adjustment for Certain Foreign Currency Derivative Instruments

Sykesville, Maryland, February 17, 2009-- GSE Systems, Inc. (GSE) (Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, announced today that it will amend and restate its previously issued financial statements for the three and nine months ended September 30, 2008 to correct its accounting for certain foreign currency derivative instruments. The restatements will be non-cash in nature and will not affect the Company’s liquidity, reported revenue, operating income or cash from operations.

The Company periodically enters into forward foreign exchange contracts to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated trade receivables. Management and the Audit Committee of the Board of Directors after discussion with KPMG LLP, the Company’s independent registered public accounting firm, have concluded the restatement is necessary because of an error in the reporting of the fair value of certain foreign exchange contracts during the quarter ended September 30, 2008. The Company discovered the error during a review of its processes and procedures surrounding the accounting for derivative instruments.

The restatement will reduce net income for both the three and nine months ended September 30, 2008 by approximately $488,000, resulting in a net loss of approximately $58,000 or $0.00 per share on both a basic and diluted basis for the three months ended September 30, 2008 and a net loss of approximately $621,000 or ($0.04) per share on both a basic and diluted basis for the nine months ended September 30, 2008. Until the completion of the Company’s contracts which are covered by these foreign exchange agreements, the Company will continue to experience quarter to quarter variability in net income, positive or negative, in its accounting treatment of these hedging contracts.   However, this variability will continue to be non-cash in nature.

Attached hereto is the restated financial information for the three and nine months ended September 30, 2008. The previously reported financial statements reported on Form 10-Q for the three and nine month periods ended September 30, 2008 should no longer be relied upon. The Company currently expects to  file an amended quarterly report on Form 10-Q in approximately two weeks.

John V. Moran, GSE’s Chief Executive Officer said, “The error which caused this restatement is non-cash in nature and will not effect the operations or gross margins on any of the projects covered under the referenced foreign currency exchange contracts. The purpose and structure of the foreign currency derivatives GSE has entered into are designed to protect the contract value and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, we are protecting against currency fluctuations in a way that regardless of which way a given currency moves, our ultimate payments from foreign customers will  translate to the originally agreed to amounts. The Company is taking steps under generally accepted accounting principles on future foreign exchange contracts it may enter into to mitigate their impact on the Company’s income statement, which can complicate and confuse shareholder understanding of the Company’s true financial performance.”

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 349 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY John V. Moran Chief Executive Officer Phone: 410-970-7801	INVESTOR RELATIONS CONTACT Feagans Consulting Inc. Neal Feagans Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2008	2008	2008
	RESTATED	AS REPORTED	RESTATED	AS REPORTED

Contract revenue	$7,001	$7,001	$20,639	$20,639
Cost of revenue	5,023	5,023	14,889	14,889

Gross profit	1,978	1,978	5,750	5,750

Operating expenses	1,808	1,808	5,902	5,902

Operating income (loss)	170	170	(152)	(152)

Change in fair market value of
derivative instruments	(170)	360	(165)	365
Other expense, net	(1)	(1)	(96)	(96)

Income (loss) before income taxes	(1)	529	(413)	117

Provision for income taxes	57	99	208	250

Net income (loss)	$(58)	$430	$(621)	$(133)

Basic income (loss) per common share	$-	$0.03	$(0.04)	$(0.01)
Diluted income (loss) per common share	$-	$0.03	$(0.04)	$(0.01)

Weighted average shares outstanding - Basic	15,920,908	15,920,908	15,683,442	15,683,442
Weighted average shares outstanding - Diluted	15,920,908	16,713,216	15,683,442	15,683,442

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	RESTATED		RESTATED

Contract revenue	$7,001	$7,526	$20,639	$23,769
Cost of revenue	5,023	5,150	14,889	16,345

Gross profit	1,978	2,376	5,750	7,424

Operating expenses	1,808	1,872	5,902	5,735

Operating income (loss)	170	504	(152)	1,689

Change in fair market value of
derivative instruments	(170)	(6)	(165)	(8)
Other expense, net	(1)	(144)	(96)	(770)

Income (loss) before income taxes	(1)	354	(413)	911

Provision for income taxes	57	51	208	229

Net income (loss)	(58)	303	(621)	682

Preferred stock dividends	-	-	-	(49)

Net income (loss) attributed to common shareholders	$(58)	$303	$(621)	$633

Basic income (loss) per common share	$-	$0.02	$(0.04)	$0.05
Diluted income (loss) per common share	$-	$0.02	$(0.04)	$0.04

Weighted average shares outstanding - Basic	15,920,908	14,943,189	15,683,442	12,568,108
Weighted average shares outstanding - Diluted	15,920,908	16,394,732	15,683,442	14,503,500

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	September 30,	December 31,
	2008	2008	2007
	RESTATED	AS REPORTED

Cash and cash equivalents	$7,513	$7,513	$8,172
Current assets	22,968	22,936	22,015
Total assets	30,272	30,430	28,364

Current liabilities	$8,881	$8,645	$7,304
Long-term liabilities	786	733	695
Stockholders' equity	20,605	21,052	20,365